SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) January 24, 2002

MBC Holding Company

(Exact name of Registrant as specified in its charter)

Minnesota	0-23846	41-1702599
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

882 West Seventh Street Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 228-9173

Items 1, 2, 3, 4, 6 and 8 are not applicable and therefore omitted.

ITEM 5.  OTHER INFORMATION

Nasdaq

                On January 24, 2002, MBC Holding Company announced that beginning on Monday, January 28, 2002, its common stock would begin trading on the Nasdaq OTC Bulletin Board for failure to meet the Nasdaq requirements for continued listing on the Nasdaq Small Cap Market.

Financial Position

                In its Form 10-Q for the quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001, the Company reported a working capital deficit of $7.9 million at September 30, 2001.

                As disclosed in the Form 10-Q, as a result of the operating inefficiencies in the capacity upgrade instituted during 2001, the Company became unable to generate sufficient cash flow to pay all of its vendors in a timely manner.  The Company continues in the process of attempting to restructure its obligations and indebtedness.  In addition, the Company continues to explore alternatives to obtain additional permanent capital.  If the Company is unable to successfully restructure its indebtedness or obtain additional permanent capital, it may have an adverse effect on the Company, including its ability to continue operations.  The Company is in non-compliance with a number of the financial covenants under its existing credit facility and was in an overadvance position of $1.6 million.  As a result, the lender advised the Company that it was in default and that the lender was accelerating the Company’s indebtedness.  The Company is negotiating with its lender to resolve these matters.

                As a result of its need for additional capital, the Company approached the City of Saint Paul and requested that the City guarantee a proposed $2.0 million loan to the Company from a financial institution guarantee to enable MBC Holding Company to upgrade its facilities.  The City is currently reviewing the proposal.  See Item 9.  The Company is also seeking a $3.0 million loan from private investors.

ITEM 9.    REGULATION FD DISCLOSURE.

                As noted above, MBC Holding Company has requested the City of Saint Paul to make a $2.0 million loan guarantee to enable MBC Holding Company to upgrade its facilities.  In connection with the application, the Company provided the City with information regarding the Company’s future plans including its consideration of a possible consolidation of MBC Holding Company, Gopher State Ethanol, LLC and MG-CO2 St. Paul LLC.  The Company has taken no action to consolidate these entities, but is considering this as part of a possible restructuring.

                On January 28, 2002, the City of Saint Paul made public a credit report about the Company’s loan application and included information about the Company’s future plans and prospects.  A copy of the City Report is attached as Exhibit 99.1.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

99.1                           City of Saint Paul Report

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MBC HOLDING COMPANY

By:	/s/ John J. Lee
John J. Lee,
President and Chief Executive Officer

  Dated:  January 24, 2002